Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Westwater Resources, Inc. of our report dated February 15, 2019 (except for the effect of the reverse stock split applied to the 2018 and 2017 consolidated financial statements as described in Note 13 to the consolidated financial statements, as to which the date is April 23, 2019) relating to the consolidated financial statements of Westwater Resources, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Denver, Colorado
April 23, 2019